ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is dated as of November 15, 2000, by and among Imo Industries Inc., a Delaware corporation, (the "Seller"), TFX Acquisition Incorporated, a Delaware corporation ("Buyer"), and Teleflex Incorporated, a Delaware corporation ("Parent").


                                    RECITALS

         WHEREAS, Seller is engaged in the business of manufacturing and distributing equipment and aftermarket parts for the marine, mobile equipment, aviation and other industrial applications worldwide through its Morse Controls Division, which Division includes the Assets and related Liabilities and certain wholly-owned foreign and domestic subsidiaries of Seller identified on Schedule 1 (the "Subsidiaries") and interests in certain affiliates identified on
Schedule 2 hereto (the "Affiliates")(the Morse Controls Division Assets and Liabilities, and the Subsidiaries and Affiliates are hereinafter collectively referred to as the "Morse Division"); and


         WHEREAS, the Buyer desires to purchase and acquire from Seller (directly or indirectly through subsidiaries), and Seller desires to sell, assign and transfer to Buyer, the Assets, and the Buyer is willing to assume all of the Liabilities other than the Excluded Liabilities (defined below), all for the purchase price and subject to the terms, conditions and exclusions hereinafter set forth.


         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         See Appendix A for a list of definitions used in this Agreement.

                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS

         2.01     Asset Sale.

                  (a) On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, free and clear of all Liens, rights of first refusal, preemptive or similar rights, or voting restrictions, all of Seller's right, title and interest in and to the Assets at the Closing.

                  (b) If any particular Asset shall be incapable of being conveyed, assigned or otherwise transferred hereunder, in whole or in part, or if the conveyance, assignment or other transfer hereunder of any particular Asset shall require the consent of another Person, which consent has not been obtained as of the Closing Date, then notwithstanding any other provision hereof, this Agreement shall not constitute a conveyance, assignment or transfer of such particular Asset if an attempted conveyance, assignment or transfer of such particular Asset would not be permitted by the terms thereof. In order, however, to provide Buyer the material benefits of the Assets, Seller agrees that on and after the Closing, it will, at the request and under the direction of Buyer and at Buyer's expense, in the name of Seller or otherwise as Buyer shall specify, take all reasonable actions to do or cause to be done all such things as shall in the reasonable opinion of Buyer or its counsel be necessary or proper (i) to assure that the rights of Seller with respect to such Assets shall be preserved to the extent practicable in all material respects for the benefit of Buyer and (ii) to facilitate the conveyance, assignment or transfer of each such Asset as promptly as practicable following the Closing. Nothing in this Section 2.01(b) shall in any way diminish Buyer's right to require satisfaction of the conditions to its obligations set forth in Article VI hereof.

         2.02 Assumption of Liabilities. At the Closing, Buyer shall assume or be deemed to assume any and all debts, liabilities and obligations of Seller or its Subsidiaries or Affiliates of any nature whatsoever, (whether accrued, unmatured, absolute, contingent, known or unknown, and whenever due or to become due), other than the Excluded Liabilities, carried or incurred by, related to, associated with or otherwise attributable to the Morse Division and its Assets, Subsidiaries and Affiliates.

        2.03 Excluded Liabilities. The Buyer does not assume, and Parent does not assume, and will not become responsible for any of the following liabilities and obligations of the Seller or its Subsidiaries or Affiliates (collectively, the "Excluded Liabilities"):

                  (a) all Taxes based on income relating to the Morse Division or the operation of the Morse Division for periods prior to the Closing Date other than Taxes relating to the Morse Division and the Subsidiaries and Affiliates as provided in Section 5.10;

                  (b) all liabilities and obligations of the Seller or the Morse Division under notes payable to banks or other non-intra-Morse Division indebtedness for monies borrowed (other than the capital lease to be assumed as set forth on Schedule 2.03(b)).

                  (c) all liabilities and obligations of the Seller for any division of the Seller other than the Morse Division or for any discontinued operations or former division or subsidiary of the Seller, except to the extent such discontinued operation, former division or subsidiary was owned or operated by the Morse Division;

                  (d) all liabilities and obligations of the Seller relating to Seller's corporate headquarters operations or any other business segment except as primarily relates to the Continuing Employees;

                  (e) all liabilities and obligations with respect to any employee of the Seller other than the Continuing Employees and former employees of the Morse Division;

                  (f) all liabilities and obligations of the Seller to any current and former officers and directors of the Seller, other than those who are Continuing Employees and former employees of the Seller who were employees of the Morse Division;

                  (g) all liabilities and obligations of Seller to any current and former shareholders of the Seller in their capacities as shareholders;

                  (h) all liabilities and obligations of the Seller or any of its subsidiaries or affiliates for any professional, financial advisory services or consulting fees arising out of the negotiation, preparation and approval of this Agreement and the transactions contemplated herein;

                  (i) all other liabilities, obligations and commitments, known or unknown, of the Seller arising out of the ownership, operation or conduct of the business of the Seller other than the Morse Division, or the ownership, use or operation of any assets of the Seller other than the Assets, but only if and to the extent such liabilities, obligations and commitments relate to the business of the Seller other than the business of the Morse Division;

                  (j) any liability or obligation for Taxes (i) allocated to Seller by Section 5.10, (ii) of any affiliate of Seller (other than the Subsidiaries and Affiliates) or (iii) of any consolidated group or corporations of which a Subsidiary or Affiliate was a member on or before the Closing Date (excluding the respective groups of which Subsidiaries and Affiliates are presently members) and in which such Subsidiary or Affiliate may be considered liable pursuant to Treas. Reg. ss. 1.1502-6 or comparable provision under state, local or foreign tax law;

                  (k) all liabilities and obligations of Seller or the Morse Division arising from any environmental condition or discharge or release into the environment, existing or occurring at or generated by the Morse Division's present and former facilities in Hudson, Ohio but only to the extent such liability or obligation arises from occurrences prior to the Closing Date.

                  (l) all liabilities and obligations of Seller or the Morse Division arising from any environmental condition or discharge or release into the environment, existing or occurring at or generated by the Morse Division's present and former facilities in France and Porterville, California.

         2.04 Purchase Price. For and in consideration of the conveyances and assignments described herein, Buyer agrees to pay Seller the amount of One
Hundred and Thirty-Five Million U.S. Dollars ($135,000,000) (the "Purchase Price") by wire transfer of funds to an account which will be identified by Seller in writing prior to the Closing Date and to assume the Liabilities as provided in Section 2.02.

         2.05     Post-Closing Purchase Price Adjustment.

                  (a) Post-Closing Purchase Price Adjustment. The Purchase Price shall be adjusted on the date that is 15 Business Days following the Closing Date (the "Adjustment Date"), dollar for dollar, by the Post-Closing Adjustment Amount, as defined in Section 2.05(b).

                  (b) Post-Closing Adjustment Amount. The Post-Closing Adjustment Amount shall be the sum of the following: (i) all cash and cash equivalents held by the Subsidiaries and all balances in all bank accounts and short-term cash management accounts maintained by the Subsidiaries, as of the Closing Date, as set forth on a closing cash balance schedule delivered by Seller to Buyer on or before Adjustment Date and (ii) the difference between (x) the total assets less total liabilities of the Morse Division (excluding cash and third-party debt (with the exception of the capital lease set forth on Schedule 2.03(b))) (the "Net Worth") as set forth on a Closing Date Balance Sheet delivered by Seller to Buyer on or before the Adjustment Date and prepared on a basis consistent with the September 30, 2000 pro forma balance sheet attached hereto as Schedule 2.05(b) and (y) the Net Worth of $68,746,000 as shown on the September 30, 2000 pro forma balance sheet of the Morse Division attached hereto as Schedule 2.05(b).

                  (c) Payment of Post-Closing Adjustment Amount. If the Post-Closing Adjustment Amount is a positive number, the Purchase Price shall be increased by such amount and Buyer shall pay such additional amount to Seller. If the Post-Closing Adjustment Amount is a negative number, the Purchase Price shall be reduced by such amount and Seller shall remit such amount to Buyer. Payment of the Post-Closing Adjustment Amount shall be made by Buyer or Seller, as the case may be, together with interest thereon by wire transfer of immediately available funds, in the case of payments to Seller, to the account specified in Section 2.04 or, in the case of payments to Buyer, to an account which will be identified by Buyer in writing prior to the Adjustment Date. Interest will accrue at a rate of nine and one half percent (9.5%) from the Closing Date through the date on which the Post-Closing Adjustment Amount is finally determined. If payment is not made on or before the date on which the Post-Closing Adjustment Amount is finally determined, applicable rate of interest will be fourteen and one half percent (14.5%) per annum calculated from the date on which the Post-Closing Adjustment Amount is finally determined through the payment date.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES BY SELLER

         Seller represents and warrants to Buyer as of the date hereof as follows:

         3.01 Organization and Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority, to enter into and perform the terms of this Agreement, the agreements and instruments referred to herein, and the transactions contemplated hereby and thereby. Each of the Subsidiaries and Affiliates is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which such Subsidiary or Affiliate is organized and has the requisite power and authority, corporate or otherwise, to carry on its business as now being conducted. Each Subsidiary and Affiliate is qualified to do business in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, financial condition or results of operations of the Morse Division.

         3.02 Authorization. Seller has the power and authority to own, lease and operate the Assets, to carry out the business of the Morse Division, and to enter into and perform the terms of this Agreement, the agreements, and instruments referred to herein, and the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments have been duly and validly authorized by all necessary actions of Seller. This Agreement constitutes, and upon execution and delivery, each other agreement and instrument will constitute, valid and binding agreements and obligations of Seller, enforceable in accordance with their respective terms. The execution, delivery and performance by Seller of this Agreement and the agreements and instruments called for hereunder, and the performance by the Seller of the transactions contemplated hereby and thereby, including the transfer of all of the Seller's right, title and interest in the Assets, will not require the consent, approval or authorization of any Person, entity or Governmental Authority, other than under the HSR Act, any foreign antitrust filings and as set forth in Schedule 3.02.

         3.03 Litigation; Compliance with Law. Except as set forth on Schedule 3.03, there is no action, suit, investigation, claim, arbitration or litigation pending or, to Seller's Knowledge, threatened against or involving the Morse Division, at law or in equity, or before or by any court, arbitrator or governmental authority, and the Morse Division is not operating under or subject to any order, judgment, decree or injunction of any court, arbitrator or Governmental Authority. Seller, its Subsidiaries and its Affiliates have complied and are in compliance in all material respects with all material laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to the Morse Division, including all federal, state and local laws.

         3.04     Shares to be Transferred.

                  (a) Except as set forth on Schedule 3.04, the Seller is the record and beneficial owner of all of the Shares and has valid title to all of the Shares, free and clear of all Liens, rights of first refusal, preemptive or similar rights, or voting restrictions. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Buyer will acquire title to the Shares, free and clear of all Liens, rights of first refusal, preemptive or similar rights, or voting restrictions.

                  (b) The authorized capital stock of the Subsidiaries and Affiliates is as set forth on Schedules 1 and 2, herein. To Seller's Knowledge, Schedules 1 and 2 set forth all of the issued capital stock and any other securities of the Subsidiaries and Affiliates, and the record holder of such capital stock and securities, including treasury shares. All of the Shares are duly and validly issued and outstanding and are fully paid and nonassessable. To Seller's Knowledge, there are no authorized or outstanding options or other agreements under which any Subsidiary or Affiliate may be obligated to issue or sell any shares of capital stock or other securities. To Seller's Knowledge, other than as set forth on Schedules 1 and 2, Seller does not hold primarily for use in the Morse Division any securities or equity interests issued by any other entity, and the Subsidiaries and the Affiliates hold no other securities or equity interests issued by any other entity.

         3.05 Financial Statements and Condition.  Attached as Schedule 3.05 are
(i) the consolidated pro forma balance sheets of the Morse Division as of December 31, 1997, 1998 and 1999 and September 30, 2000, (ii) the consolidated pro forma statements of income for the three (3) years ending December 31, 1999 and the nine (9) months ended September 30, 2000 and (iii) the consolidated pro forma statements of cash flow for the three (3) years ending December 31, 1999 and the nine (9) months ended September 30, 2000, all of which are unaudited. All of the financial statements referred to in this Section present fairly, in all material respects, the financial condition of the Morse Division as of the respective dates and the results of operations and cash flow for the respective periods indicated and have been prepared in accordance with generally accepted accounting principles (except as otherwise described in Schedule 3.05), and with the books and records of Seller and on the basis described in Schedule 3.05.

         3.06 Intellectual Property; Licenses. To Seller's Knowledge, Schedule 3.06, and Seller's direct and indirect right, title and interest in and to the name "Teleflex" and "Morse", constitutes a true and complete listing of all material franchises, licenses, trademarks, trademark registrations and applications, trade names, patents, patent applications, patent licenses, software licenses, know-how, trade secrets, service marks, service mark registrations and applications, copyright registrations and applications and all other intangible property rights or technology primarily used or primarily held for use in the operation of the Morse Division or owned by the Subsidiaries or Affiliates ("Intellectual Property"). Except as set forth on Schedule 3.06, Seller does not have any Knowledge nor has Seller received any notice of invalidity or misappropriation with respect to the Intellectual Property or to the effect that the Intellectual Property or current activities of the Morse Division may infringe in any material respect on any Intellectual Property or legally protectible right of another Person. Seller has made available to Buyer copies of all material documents relating to the items listed in Schedule 3.06.
Schedule 3.06 also contains a complete and accurate list of all material licenses and other material rights granted by Seller or any of the Affiliates or Subsidiaries to any third party with respect to any Intellectual Property and all material licenses and other material rights granted by any third party to Seller or any of the Affiliates or Subsidiaries with respect to any Intellectual Property, in each case identifying the subject Intellectual Property. To the Sellers' Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property.

         3.07     Property, Assets, and Leases.

                  (a) Except as disclosed on Schedule 3.07(a), Seller has good and valid title to all of the Assets, free and clear of all Liens except for such imperfections or irregularities of title, Liens, or defaults that do not affect the use thereof in any material respect and statutory Liens securing payments not yet due. To Seller's Knowledge, the Assets constitute all the assets of the Morse Division and are sufficient for the Morse Division to continue to operate its business as it is presently conducted in all material respects.

                  (b) To Seller's Knowledge, Schedule 3.07(b) contains a complete and accurate description in all material respects of all the Real Property and the Seller's or its Subsidiaries' interest therein. The Real Property listed on Schedule 3.07(b) comprises all real property interests used in the conduct of the Morse Division's business as conducted on the date hereof. Seller has made available to Buyer true and complete copies of all leases pertaining to the Real Property. Except as set forth on Schedule 3.07(b), to Seller's Knowledge, all Real Property (including the improvements thereon) complies in all material respects with all applicable building or zoning codes and regulation of any Governmental Authority having jurisdiction.

                  (c) To Seller's Knowledge, Schedule 3.07(c) contains a complete list of all vehicle leases and subleases used in the Morse Division and all leases and subleases pursuant to which the Seller or its Subsidiaries lease personal property for the Morse Division that require payment of $50,000 or more per year. Except as set forth on Schedule 3.07(c), to Seller's Knowledge, (i) all leases listed on Schedule 3.07(c) and (ii) all leases pertaining to Real Property are valid, binding and enforceable in accordance with their terms, except as limited by an applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (whether or not considered in a court of law or equity) and are in full force and effect. To Seller's Knowledge there are no existing material defaults by Seller or its Subsidiaries under such leases. Seller has not received notice of the occurrence of, nor to Seller's Knowledge has there occurred, any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under such leases by any party thereto.

                  (d) To Seller's Knowledge, Schedule 3.07(d) is an accurate list of all machinery, equipment and other tangible personal property, including motor vehicles, which are owned by Seller or its Subsidiaries, used in the conduct of the business of the Morse Division and having a net book value in excess of $25,000 (collectively, the "Material Equipment"). Except as otherwise specified in Schedule 3.07(d), to Seller's Knowledge, all Material Equipment is, in all material respects, in good repair and working order. Except as set forth on Schedule 3.07(d), no Person, other than Seller or its Subsidiaries, owns any equipment or other tangible property or assets on the premises of Seller or its Subsidiaries that is necessary to the operation of the Morse Division.

         3.08 Conflicts. Except as set forth in Schedule 3.08, to Seller's Knowledge, the execution and delivery of this Agreement and the agreements and instruments called for hereunder, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not conflict with or violate any material law, ordinance, regulation, order, judgment, injunction or decree applicable to Seller, to the Assets or to the Morse Division, or conflict with or result in a material breach of or constitute a material default (or an event which, with the giving of notice or the passage of time or both would constitute a material default) under any of the terms, conditions or provisions of (i) Seller's certificate of incorporation or bylaws, (ii) any provision of the comparable charter or organizational documents of any of the Subsidiaries or the Affiliates; (iii) any material judgment, order, injunction, decree, statute, law, ordinance, rule or regulation applicable to the Morse Division or the Assets; or (iv) or any material contract, agreement, lease, commitment, or understanding to which Seller is a party or by which Seller is bound or to which any of the Assets or the Morse Division is subject, or result in the acceleration of any indebtedness included among the Liabilities or in the creation of any encumbrance upon the Assets.

         3.09     Taxes.

                  (a) To Seller's Knowledge, Seller (so far as its operations relate to the Morse Division) and each Subsidiary and Affiliate have filed all Tax Returns and forms required to be filed or have filed timely requests for extensions of time to file (and have filed or will file within the period set by such extension), and have paid in full all Taxes, estimated Taxes, interest, penalties, assessments and deficiencies which have become due pursuant to such returns or pursuant to any assessments received by Seller, any Subsidiary or Affiliate. To Seller's Knowledge, such returns and forms are true and correct in all material respects and none of Seller (so far as its operations related to the Morse Division), any Subsidiary or Affiliate is required to pay any other Taxes except as shown on such returns. No extension of time with respect to a Tax assessment or deficiency has been agreed to by Seller (so far as its operations relate to the Morse Division), any Subsidiary or Affiliate. No claim has ever been made any by an authority in a jurisdiction where Tax Returns are not filed with respect to the Morse Division that it may be subject to taxation by that jurisdiction.

                  (b) None of Seller (so far as its operations relate to the Morse Division), any Subsidiary or Affiliate is a party to any pending action or proceeding, and, to Seller's Knowledge, there is no action or proceeding threatened by any government or authority against Seller (so far as its operations relate to the Morse Division), any Subsidiary or Affiliate for assessment or collection of Taxes, and no unresolved claim for assessment or collection of such Taxes has been asserted against Seller, any Subsidiary or Affiliate unless otherwise disclosed on Schedule 3.09. No waivers of statutes of limitation with respect to the Tax Returns have been given by or requested from the Seller (so far as its operations relate to the Morse Division), any Subsidiary or Affiliate. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Morse Division.

                  (c) Except as set forth on Schedule 3.09, none of Seller (so far as its operations relate to the Morse Division), any Subsidiary or Affiliate is a party to any Tax allocation or sharing agreement. Except as set forth on
Schedule 3.09 and except for the respective groups of which Subsidiaries and Affiliates are presently members, no Subsidiary or Affiliate has been a member of an Affiliated Group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than any of the Subsidiaries and the Affiliates) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local, or foreign law).

                  (d) The unpaid Taxes of the Subsidiaries and Affiliates do not materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Subsidiaries' and Affiliates' most recent balance sheets as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller, Subsidiaries and Affiliates.

                  (e) The Seller (so far as its operations relate to the Morse Division), each Subsidiary and Affiliate has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or third party.

                  (f) Except as disclosed on Schedule 3.09, none of the Seller, Subsidiaries and Affiliates is a party to any agreement, contract, arrangement or plan that would, as a result of this Agreement, obligate it to make any payments that will not be deductible under Code ss. 280G.

         3.10     Employee Benefit Plans.

                  (a) Each "employee benefit plan", as defined in Section 3(3) of ERISA, maintained, contributed to or required to be contributed to by Seller or its Subsidiaries or Affiliates for the benefit of current, former and retired employees of the Morse Division (collectively "Seller's ERISA Plans") and each other material plan, contract or arrangement maintained, contributed to or required to be contributed to by the Seller or its Subsidiaries or Affiliates for the benefit of current, former and retired employees of the Morse Division (collectively, "Seller's Benefit Arrangements"), complies in all material respects, to Seller's Knowledge, with its terms and all applicable Laws, including ERISA, and no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA) or termination has occurred with respect to any Seller ERISA Plan under circumstances that present a risk of material liability to Seller. Seller's ERISA Plans and Seller's Benefit Arrangements are listed on
Schedule 3.10. Copies or descriptions of each Seller's ERISA Plan and Seller's Benefit Arrangement have been made available to Buyer for review prior to the date hereof. Seller and its Subsidiaries and the Affiliates have no obligation to provide medical or life insurance coverage to retired employees of the Morse Division under Seller's ERISA Plans, Seller's Benefit Arrangements or any other plan or agreement except as set forth on Schedule 3.10.

                  (b) The Seller's ERISA Plans which are intended to meet the qualification requirements of Section 401(a) of the Code now meet, and, to Seller's Knowledge, at all times since their inception have met the requirements for such qualification, and the related trusts are now, and, to Seller's Knowledge, at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

                  (c) Except as disclosed in Schedule 3.10, there are no pending audits or investigations by any Governmental Agency involving the Seller's ERISA Plans or Benefit Arrangements, and no claims (except for individual claims for benefits payable in the normal operation of such Plans and Arrangements), suits or proceedings pending or, to Seller's Knowledge, threatened, involving any such Plan or Arrangement, and fiduciary thereof or service provider thereto.

         3.11 Seller and Subsidiary Contracts. Set forth in Schedule 3.11 is a list, as of the date hereof, of the following agreements that relate to the Morse Division or affect in any material way the Assets or the Liabilities (the "Seller's Contracts"):

                  (a) Each agreement to which Seller or its Subsidiaries is a party requiring the payment in excess of $50,000 a year except those that are terminable at the option of Seller or its Subsidiaries upon less than 60 days notice;

                  (b) Each agreement covering the lease, purchase or service of tangible personal property to which Seller or its Subsidiaries is a party requiring payment in excess of $50,000 a year;

                  (c) Each agreement to which the Seller or its Subsidiaries is a party with respect to indebtedness for money borrowed, including letters of credit, guaranties, indentures, swaps and similar agreements with respect to indebtedness in excess of $50,000 per year;

                  (d) Each collective bargaining agreement and material management, consulting, employment, severance, or similar agreement, to which Seller or its Subsidiaries is a party;

                  (e) Each material agreement between Seller and its Subsidiaries;

                  (f) Each material agreement with any manufacturer's representative, distributor or sales agent; and

                  (g) Each material agreement preventing Morse Division from competing in any line of business.

To Seller's Knowledge, each of the Seller's Contracts is valid, binding and enforceable in accordance with its terms except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or together similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (whether or not considered in a court of law or equity), and are in full force and effect. To Seller's Knowledge, there are no existing material defaults by Seller or its Subsidiaries under any of Seller's Contracts and no event has occurred (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under any of Seller's Contracts by any other party thereto.

         3.12. Material Changes. Except as otherwise set forth in this Agreement (including Schedule 3.12 and the other Schedules hereto) since September 30, 2000, Seller, the Subsidiaries and the Affiliates have conducted the business of the Morse Division in the ordinary course and in accordance with past practices and there has not been, with respect to the Morse Division or the Assets considered as a whole:

                  (a) any damage, destruction, or loss to any of the Assets, whether or not covered by insurance, in excess of $250,000;

                  (b) any change or any threat of any change in any of its relations with, or any loss or threat of loss of, any of the important suppliers, distributors or customers of the Morse Division that could reasonably be expected to have a material adverse effect on the assets, business, or operations of the Morse Division;

                  (c) any cancellation or waiver of any right under any contract, lease, agreement license or permit which right is or was, prior to such cancellation or waiver, material to the Morse Division;

                  (d) any sale, transfer or other disposition of, or subjection to any encumbrance of, any Assets having an aggregate book value of $250,000 or more, or any material properties or rights of the Morse Division, except for sales of obsolete or damaged equipment or retirement of equipment, in each case in the ordinary course of business;

                  (e) any making or authorization of any capital expenditures in excess of $250,000;

                  (f) any payment, discharge or satisfaction of any material liability or obligation (whether accrued, absolute, contingent or otherwise) of the Morse Division, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the September 30, 2000 balance sheet described in Section 3.05 or incurred in the ordinary course of business since September 30, 2000;

                  (g) any write-off as uncollectible of any notes or accounts receivable of the Morse Division or write-downs of the value of any assets by the Seller, the Subsidiaries or Affiliates with respect to the Morse Division other than in immaterial amounts or in the ordinary course of business consistent with past practice;

                  (h) any change by Seller, the Subsidiaries or Affiliates in any method of accounting or the keeping of books of account or accounting practices with respect to the Assets or the Morse Division; and

                  (i) any material transaction, agreement or event to which Seller, the Subsidiaries or Affiliates is a party or a participant outside the ordinary course of the Morse Division's business or inconsistent with past practice relating to the Morse Division.

         3.13 Inventory. To Seller's Knowledge, all inventory and raw materials of the Morse Division are in good condition and consist of a quality and quantity useable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Seller's or its Subsidiaries' accounting records.

         3.14     Environmental Matters.  Except as set forth in Schedule 3.14:
                  ---------------------

                  (a) To Seller's Knowledge, the Morse Division is in compliance in all material respects with all of the terms and conditions of all Permits which are required under Environmental Laws, and is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, schedules and timetables which are contained in all federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or any other materials or wastes including "hazardous substances" as defined in 42 U.S.C.
Section 9601, petroleum or any constituent thereof, asbestos, polychlorinated biphenyls ("PCBs") and any hazardous or solid waste as defined in 40 C.F.R. Part 261 ("Hazardous Substances") into the indoor or outdoor environment (including ambient air, surface water, ground water or lands) or otherwise regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances ("Environmental Laws"). All such Permits material to the operation of the Morse Division are listed in Schedule 3.14(a).

                  (b) The Morse Division has not received any written notice of a charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, request for information or notice, nor to Seller's Knowledge, are any of the foregoing threatened, alleging any material liability of the Morse Division pursuant to any Environmental Law or any failure with respect to the Morse Division to comply in any material respect with any Environmental Law which have not been resolved including, without limitation, any written request for information, notice of claim, demand or notification related to the Morse Division that the Morse Division is or may be potentially responsible with respect to any investigation or cleanup of any threatened or actual Release (as defined below) of any Hazardous Substance.

                  (c) Except as set forth on Schedule 3.14(c) and heretofore made available to Parent and Buyer, since August 27, 1997, (except for Sierra International Inc. ("Sierra"), as to which the date shall be December 1, 1999) to Seller's Knowledge, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by governmental entities relating to Morse Division or any property currently or formerly owned, operated or leased by any Seller with respect to Morse Division, which are in Seller's possession or control.

         3.15 Employees. Schedule 3.15 sets forth a complete list of all non-hourly employees of the Morse Division as of June 2000 and their annualized rates of pay as of June 2000 and since that date there have been no changes in the annual rates of pay of any Morse Division employees, except for normal adjustments. To Seller's Knowledge, there has not been since December 31, 1999, any efforts by any labor organization to organize into a collective bargaining unit any employees of the Morse Division.

         3.16 Bank Accounts. Schedule 3.16 is an accurate list of all material non-United States bank accounts maintained by the Subsidiaries of the Morse Division that will be transferred to Buyer at Closing and the authorized signatories therefor.

         3.17 No Brokers. Except for the compensation payable to JP Morgan in connection with the transactions contemplated by this Agreement, which is to be paid by Seller, no broker, finder or similar agent is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby. Except for JP Morgan, no broker, finder or similar agent has been employed by or on behalf of Seller or its Subsidiaries or Affiliates, and there is no person with which the Seller or its Subsidiaries or Affiliates has had any dealings or communications of any kind with respect to this Agreement and the transactions contemplated hereby. Neither the Subsidiaries or the Affiliates will be liable to JP Morgan or any other broker, finder or similar agent for any fees, commissions, expenses, indemnification or any other obligation as a results of this Agreement and the transactions contemplated hereby.

         3.18 No Warranties. Except to the extent expressly provided otherwise in this Agreement, it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Assets or the Shares, including any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title, tax consequences, operating history or projections, valuation or any other matter or thing regarding the Assets and the Shares and, except as otherwise expressly provided in this Agreement, the Assets are provided "AS IS, WHERE IS, WITH ALL FAULTS."


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES BY BUYER AND PARENT

         Buyer represents and warrants to Seller as of the date hereof as follows:

         4.01 Organization and Standing. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer and Parent have the corporate power and authority, to enter into and perform the terms of this Agreement, the agreements and instruments referred to herein, and the transactions contemplated hereby and thereby.

         4.02 Authorization. The execution, delivery and performance of this Agreement and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Buyer and Parent. This Agreement constitutes, and upon execution and delivery, each other agreement and instrument will constitute, a valid and binding agreement and obligation of Buyer and Parent, enforceable in accordance with their respective terms. The execution, delivery and performance by Buyer and Parent of this Agreement and the agreements and instruments called for hereunder will not require the consent, approval or authorization of any person, entity or governmental authority, other than under the HSR Act.

         4.03 Absence of Litigation; Compliance With Laws. There is no action, suit, investigation, claim, arbitration or litigation pending to which Buyer or Parent is a party or, to the knowledge of Buyer or Parent, threatened, against, affecting or involving the transactions contemplated by this Agreement, at law or in equity, or before or by any court, arbitrator or governmental authority.

         4.04 No Warranty. Buyer acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Assets "AS IS, WHERE IS, WITH ALL FAULTS," except to the extent expressly provided otherwise in this Agreement, and that no warranty, express or implied, including any warranty of merchantability or fitness for a particular purpose, has been made by Seller.

         4.05 Investment Intent. The Shares are being purchased for Buyer's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Act").

         4.06 Experience. Buyer has specific knowledge and experience in financial and business matters of Seller such that it is capable of evaluating the merits and risks of its investment in the Shares being acquired hereunder. Buyer is an "accredited investor" within the meaning of Rule 501 under the Act. Buyer understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the securities for an indefinite period of time, inasmuch as the Shares have not been registered under the Act or any state securities laws).

         4.07 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer or Parent, and no person with which the Buyer or Parent has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

         4.08 Financing. Buyer has sufficient funds available to consummate the transactions contemplated hereby and pay all related fees and expenses.

                                    ARTICLE V

                            COVENANTS AND AGREEMENTS

         5.01 Interim Operations of the Morse Division. From the date hereof until the Closing Date, except as contemplated by any other provision of this Agreement or as set forth in Schedule 5.01, unless Parent has previously consented in writing thereto, Seller shall operate the Morse Division in the ordinary course of business and Seller shall not, with respect to the Morse
Division:

                  (a) incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Persons, except for obligations incurred in the ordinary course of business consistent with past practice;

                  (b)acquire or dispose of any material Assets except in the ordinary course of business;

                  (c) enter into or amend any agreements, commitments or contracts, except amendments, agreements, commitments or contracts made in the ordinary course of business and which involve amounts not more than $250,000 individually or $1,000,000 in the aggregate;

                  (d) engage in any transactions with, or enter into any contracts or agreements with, any Affiliates except in the ordinary course of business.

                  (e) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities of any Subsidiary;

                  (f) sell, lease, transfer, pledge, mortgage, encumber or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Assets, including without limitation any such transactions between the Morse Division and the Seller, other than transactions that are in the ordinary course of business consistent with past practice;

                  (g) (x) increase the compensation or benefits payable or to become payable to officers, employees or consultants of the Morse Division (except for increases in the ordinary course of business consistent with past practice), (y) grant any severance or termination pay to, or enter into any stay put, termination or severance agreement or similar agreement or arrangement with, any officer of the Morse Division, or (z) enter into or amend any employment or consulting agreement with any officer, employee or consultant of the Morse Division;

                  (h) violate or fail to perform any material obligation or duty imposed upon the Morse Division by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

                  (i) make any change to accounting methods, periods, policies or procedures, including changing the annual accounting period of the Seller,
 Subsidiaries or Affiliates;

                  (j) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods without providing Buyer with prior notification of such action.

                  (k) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability without providing Buyer with prior notification of such action.

                  (l) take any action or omit to take any required action, including but not limited to those in connection with the determination of inventory costs, that would materially adversely affect the Tax liability of the Seller, Subsidiaries or Affiliates;

                  (m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in, the most recent financial statements described in
Section 3.05 or incurred in the ordinary course of business;

                  (n) take any action that would likely result in the representations and warranties made by it herein becoming false or inaccurate in any material respect; or

                  (o)enter into any agreement to do any of the foregoing.

         5.02     Reasonable Access; Confidentiality.

                  (a) From the date hereof until the Closing, Seller shall promptly give Parent and its representatives (including its attorneys, agents and lenders or other sources of financing), upon reasonable notice to Seller, reasonable access to the assets, properties, books, records, agreements, employees and commitments of the Morse Division and permit Parent to make such inspections as it may reasonably require and to furnish Parent during such period with all such information relating to the Morse Division as Parent may from time to time reasonably request. All requests for such access shall be subject to prior approval of John Young, on behalf of Seller. Buyer's access with respect to environmental matters shall be governed by Paragraph (b) of this Section.

                  (b) Buyer acknowledges and agrees that Seller has provided it with a copy of the Environmental Compendium prepared by Erler & Kalinowski, Inc. which provides detailed information regarding environmental matters and that in so doing, Seller has fulfilled its obligations to Seller pursuant to this
Section 5.02 with respect to environmental matters, provided that, with respect to the Sierra facility, Section 5.02(a) will govern.

                  (c) Any information provided to or obtained by Parent pursuant to paragraph (a) above is "Information" as defined under the Confidentiality Agreement, dated May 23, 2000, between Seller and Parent (the "Confidentiality Agreement"), and is to be held by Parent in accordance with and be subject to the terms of the Confidentiality Agreement.

                  (d) Parent agrees to be bound and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated hereby by reference.

         5.03 Negative Covenants of Buyer and Parent. Pending and prior to the Closing, Buyer and Parent will not, without the prior written approval of Seller, take any action or fail to take any action that would cause any of the representations, warranties or covenants of Buyer and Parent contained herein to be untrue, incorrect or incapable of being performed or satisfied in any material respect.

         5.04  Purchase  Price  Allocation.  The  parties  shall use their  best efforts to agree to a preliminary allocation of the Purchase Price (the "Preliminary Allocation") at or prior to the Closing, which shall allocate the Purchase Price among (i) the shares of capital stock of each of the Subsidiaries, (ii) the interests in the Affiliates and (iii) the other Assets. The parties shall use their best efforts to enter into an agreement (the "Allocation Agreement") simultaneously with the final determination of Purchase Price. Buyer and Parent shall deliver to Seller a proposed allocation of the Purchase Price among the Assets for purposes of financial and tax reporting, which shall be consistent with the Preliminary Allocation, within sixty (60) days of the Closing Date. Provided that such Allocation is acceptable to Seller, Seller shall within forty-five (45) days after receipt of such proposed allocation give written notice to Buyer and Parent of its agreement to such allocation. If Seller objects to Buyer's and Parent's proposed allocation, Seller shall give Buyer and Parent written notice of the objections and Seller and Buyer shall use reasonable efforts to resolve the differences. If within thirty (30) days after the date on which Seller has given Buyer notice of its objections, the parties have not adopted the allocation, any dispute related thereto shall be referred to an independent accounting firm selected by the parties and resolved thirty (30) days after such referral. The independent accounting firms' determination shall be conclusive and binding upon Buyer and Seller. The costs, expenses, and fees of the independent accounting firm shall be borne equally by the parties. Buyer and Seller agree that Buyer and Seller will (i) be bound by the Allocation Agreement, (ii) act in accordance with the Allocation Agreement in the preparation and filing of all Tax Returns, reports, forms, declarations or questionnaires (including, without limitation, filing Form 8594 with its federal income tax return for the taxable year that includes the Closing Date) and in the course of any tax audit, refund, claim or litigation relating thereto and (iii) not take any position inconsistent with the Allocation Agreement.

         5.05 Employment. Effective as of the Closing Date, Buyer shall employ, on the terms required by Section 5.06, all individuals who are employed by the Morse Division immediately prior to the Closing Date, including those who are on lay-off, leave of absence, or short-term disability as set forth on a schedule to be delivered by Seller to Buyer at Closing (collectively, "Continuing Employees").

         5.06     Compensation and Employee Benefits.

                  (a) In General. Buyer shall offer employment to each Continuing Employee on terms and conditions including compensation and employee benefits which, in the aggregate, are substantially similar to those provided by the Morse Division immediately prior to the Closing Date, and such compensation or benefits shall not be materially decreased for a period of at least 12 months following the Closing Date. Effective as of the Closing Date, Buyer shall assume all of Seller's obligations to the Continuing Employees, including, but not limited to, assumption of Seller's obligations under the Transition Agreement described on Schedule 5.06(a) (all of which shall be deemed part of the Liabilities), provided, however, the obligation to pay retention benefits under the Transition Agreement will remain the responsibility of Seller.

                  (b) Service Credit. For purposes of any employee benefit plan, program or arrangement established for or made available to Continuing Employees by the Buyer (the "Buyer Plans") Buyer shall credit such Continuing Employees with service for all periods of service prior to the Closing Date with the Seller, any Subsidiary or any Affiliate. Such service will be credited for purposes of determining eligibility for, vesting in, and the amount of benefits under all of the Buyer Plans and for all other purposes for which service is either taken into account or recognized; provided, however, such service need not be credited to the extent that it would result in duplication of coverage or benefits.

                  (c) Welfare Benefit Plans. Until the Closing Date, Seller shall take such steps as are reasonably required in order to provide coverage for all Continuing Employees and their respective dependents under the Seller's ERISA Plans and Seller's Benefit Arrangements which are welfare benefit plans within the meaning of Section 3(1) of ERISA (the "Seller Welfare Plans"). Coverage for Continuing Employees and their respective dependents under the Seller Welfare Plans will terminate as of the Closing Date. The Buyer Plans which are welfare benefit plans within the meaning of Section 3(1) of ERISA (the "Buyer's Welfare Plans") shall provide coverage and benefits to Continuing Employees (and the eligible dependents of the Continuing Employees) beginning on the Closing Date. In addition, no pre-existing condition, limitation, exclusion or waiting period applicable with respect to any Buyer Welfare Plan will apply to any Continuing Employee to the extent that such limitations, exclusions or waiting periods exceed those in effect under the Seller Welfare Plans.

                  (d) Savings Plans. Effective as of the Closing Date, Seller will cause all Continuing Employees to become fully vested in their account balances under the Imo 401K Savings Plan and Imo 401K Savings Plan for Union Employees of Morse Controls Division (the "Savings Plans"). Following the Closing Date, Seller will take such actions as are necessary and appropriate to cause the transfer of the assets and liabilities associated with the account balances of each Continuing Employee who is a Savings Plans participant to trusts established by Buyer for such purpose in a "trustee to trustee" transfer.

                  (e) Hourly Employee Pension Plan. Effective as of the Closing Date, Seller will cause the transfer of all of the assets and liabilities of the Retirement Plan for Hourly Employees-Morse Controls Division, Imo Industries Inc. (the "Hourly Employees Plan") in a "trustee to trustee" transfer to a trust established by Buyer for the purpose of accepting such transfer; provided that the assets of the Hourly Employees Plan are sufficient on a plan termination basis to be eligible on the Closing Date for standard termination pursuant to
Section 4041 of ERISA without the Seller or the ERISA Affiliates being required to make any additional contributions, it being understood that if the assets of the Hourly Employees Plan are not sufficient as described in this Section 5.06(e), then Buyer shall be under no obligation to accept any transfer of the assets or liabilities of the Hourly Employees Plan.

                  (f) Cooperation. Buyer and Seller agree that they will cooperate in effecting the transfers described in Sections 5.06(d) and 5.06(e) above, such cooperation to include, but not be limited to, the exchange of all information necessary to effect such transfer, and the taking of such actions necessary to ensure that the transfers required by Sections 5.06(d) and 5.06(e) above comply with Section 414(l) of the Code and the requirements of ERISA and the regulations promulgated thereunder.

                  (g)2000 Bonus Plan. Buyer shall assume the Morse Division's 2000 bonus arrangement, the terms of which are described on Schedule 5.06(g).

                  (h)W-2 Forms. Buyer and Seller agree to cooperate to provide each Continuing Employee with one Form W-2 listing the employee's aggregate wages and taxes pursuant to Rev. Proc. 96-60, Sec. 5 and comparable state and local payroll laws.

         5.07 Filings; Other Action. Subject to the terms and conditions provided herein, Seller and Buyer shall (a) use their reasonable best efforts to cooperate with each other in timely making all filings and registration and timely seeking all consents, authorizations and approvals, and the transfer to Buyer of all Assets and Permits applicable to the Morse Division, and (b) use their reasonable best efforts to cause the conditions to each of Seller's and Buyer's obligations hereunder to be fulfilled. Subject to the preceding sentence, Buyer shall be solely responsible for transferring any permits, obtaining any authorization, consent or approval, making any recording or filing, complying with any waiting period, or performing any remediation or investigation required under any Environmental Law as a result of the transaction contemplated hereby.

         5.08 Publicity. No publicity, release or announcement concerning the transactions contemplated hereby shall be issued by either party without the advance written consent of such other party, except as required by applicable Law. In the event that a party is required by applicable Law to make a release or announcement, such party shall provide the other party with a reasonable opportunity to review such release or announcement before such release or announcement is made.

         5.09 Records. With respect to the financial books and records of the Morse Division (other than Tax records which are provided for in Section 5.10 and minute books of Seller relating to matters on or prior to the Closing Date), for a period of ten years after the Closing Date, neither Seller nor Buyer shall cause or permit their destruction or disposal without first offering to surrender them to Buyer or Seller as appropriate, and Seller and Buyer shall allow Buyer and Seller and his representatives, as appropriate, access to such books and records during regular business hours.

         5.10     Tax Matters.

                  (a) Seller and Buyer shall (i) each provide the other and shall cause their respective accountants to provide the other party's accountant, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, or the conduct of any audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, including, but not limited to, providing copies of foreign tax receipts, financial statements and providing access to financial data needed to calculate earnings and profits of the Subsidiaries and Affiliates for federal income tax purposes; (ii) each retain and provide the other and shall cause their respective accountants to provide the other party's accountant, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination; and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Buyer shall retain and Seller shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy same at the cost of such other party.

                  (b) (i) Except as provided in Section 5.10(b)(ii), below, Seller shall prepare and timely file all required income Tax Returns with respect to the Morse Division for all periods commencing prior to and ending on or before the Closing Date and shall pay all Taxes related thereto.

                           (ii)     Buyer shall prepare and timely file, and
shall pay all Taxes related thereto,
all required income Tax Returns for periods ending on or before the Closing Date and filed after the Closing Date with respect to any Subsidiary or Affiliate for which an election is not made under Section 5.10(f) of this Agreement. Seller shall pay the amount of such Taxes to Buyer within thirty (30) days after the date on which such Taxes are paid to the extent such Taxes are not reflected in any reserve for Taxes of the Morse Division or previously prepaid by the Seller. Buyer shall forward such Tax Returns and supporting calculations to Seller, for Seller's review, no later than thirty (30) days prior to due date (including extensions) of such Tax Returns. In preparation of such Tax Returns, Buyer shall use accounting methods and elections consistent with those used previously by Seller, unless Buyer obtains Seller's written consent to do otherwise. No Affiliate or Subsidiary shall file, and Buyer shall prevent all Affiliates and Subsidiaries from filing, an amended income tax return for any pre-Closing or Straddle Period without Seller's written consent, which consent will not be unreasonably withheld.

                           (iii)    Buyer shall pay all Taxes of the Morse
 Division for all periods that begin
after the Closing Date, and shall prepare and file all Tax Returns with respect to the Morse Division for all periods commencing after the Closing Date and ending thereafter. Buyer shall prepare or cause to be prepared and file or cause to be filed any income Tax Returns with respect to the Morse Division for Tax periods which begin before the Closing Date and end after the Closing Date (the "Straddle Period"). Seller shall pay to Buyer within thirty (30) days after the date on which income Taxes with respect to the Morse Division are paid
(determined on a basis consistent with prior practice of the Morse Division) with respect to such Straddle Period an amount equal to the portion of such income Taxes which relates to the portion of such Taxable period ending on the Closing Date (to the extent such Taxes are not reflected in any reserve for Taxes of the Morse Division or previously prepaid by the Seller) with such portion determined by assuming that the pre-Closing Date period constitutes a separate taxable period of the Subsidiaries and Affiliates and by taking into account the actual activities and income, deductions or loss of the Subsidiaries and Affiliates during such Straddle Period, except that exemptions, relief and/or allowances for a taxable period beginning prior to and ending after the Closing Date that are calculated on an annual or periodic basis shall be assumed to be fully claimed and available for offset and shall be apportioned to that pre-Closing Date period on a per diem basis. Buyer shall forward the Straddle Period Tax Returns and supporting calculations to Seller, for Seller's review, no later than thirty (30) days prior to due date (including extensions) of such Tax Returns. In preparation of the Straddle Period Tax Returns, Buyer shall use accounting methods and elections consistent with those used previously by Seller, unless Buyer obtains Seller's written consent to do otherwise.

                  (c) Buyer shall pay all state and local sales and stock transfer taxes and all recording costs and fees however styled or designated that are required to be paid in connection with the transfer of the Assets contemplated by this Agreement.

                  (d) Seller and Buyer shall provide to each other prompt notice of, and as requested by the other party reasonable cooperation in respect of, any audit or similar investigation or proceeding in which the Internal Revenue Service or any other Governmental Authority makes or proposes to make a Tax adjustment to any Tax period of Seller ending on or before the Closing Date.

                  (e) Buyer shall not make, or cause to be made, any Section 338(g) election or similar election pursuant to any Law in connection with the transactions contemplated by this Agreement.

                  (f) At Buyer's option, and subject to Buyer's agreement to indemnify Seller against any additional tax liability to Seller resulting therefrom, Seller will join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of Sierra or any other U.S. domestic subsidiary (the "Shares") within the meaning of section 7701(a)(30) of the Code. Buyer shall be solely responsible for preparing and filing all forms required to make the Section 338(h)(10) Election and shall provide such forms for review by Seller within 30 days of filing.

                  (g) Seller will remain liable for, and will indemnify Buyer for, any and all Taxes that may be imposed upon Buyer or any of the Subsidiaries and/or Affiliates due to the Subsidiaries and/or Affiliates having been members of the consolidated, unitary or combined group which includes Seller or a Subsidiary or Affiliate prior to the Closing Date (other than a group the common parent of which is a Subsidiary or Affiliate) (the "Consolidated Group Tax Liability").

                  (h) (i) Except as set forth below, Seller shall have the sole right to represent the interests of Subsidiary or Affiliate in any Tax audit or administrative or court proceeding relating to taxable periods of the Subsidiary or Affiliate which end on or before the Closing Date, and to employ counsel of its own choice and expense, to the extent Seller is liable for such Taxes as indemnitor under Article IX of this Agreement. Seller agrees that it will not settle any such audit in a manner which would adversely affect the Subsidiary or Affiliate after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Buyer agrees that it will cooperate fully with Seller and its counsel in the defense against or compromise of any claim in any such proceeding.

                           (ii)     If any Governmental Authority asserts
 a claim, makes an assessment or
otherwise disputes or affects the Tax reporting position of any Subsidiary or Affiliate for taxable periods for which Seller has indemnified Buyer, Buyer shall, promptly upon receipt by Buyer or any Subsidiary or Affiliate of notice thereof, inform Seller thereof. Seller's indemnity obligation hereunder shall be reduced or eliminated to the extent Buyer's failure to comply with the proceeding sentence prejudices Seller's ability properly and fully to defend against the underlying Tax.

                           (iii)    Buyer shall have the sole right to
 represent the interests of any Subsidiary or Affiliate in all other Tax audits or administrative or court proceedings.

                           (iv)     To the extent of any determination of Tax
liability of any Subsidiary or
Affiliate, whether as a result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid attributable to any period which ends on or before the Closing Date, any such refund shall belong to Seller, and Buyer shall promptly pay any such refund in excess of the respective prepaid assets related to Taxes on each Subsidiary's balance sheet included in the Closing Date Balance Sheet, and the interest actually received thereon, to Seller upon receipt thereof by Buyer.


         5.11 Hart-Scott-Rodino and Foreign Antitrust Filings. As promptly as practicable and no later than five (5) Business Days following the execution of this Agreement, Seller and Buyer shall complete any filing that may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, ("HSR Act") and, as promptly as practicable thereafter, complete any filings that may be required under foreign antitrust laws or regulations, or shall mutually agree that no such filings are required. Seller and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of the HSR Act or any order, rule, regulation or decree of any applicable federal, state or foreign antitrust authority.

         5.12 Insurance. Seller and its Subsidiaries shall maintain in full force and effect all of its existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof.


         5.13 Use of Business Names. The Buyer shall not use the trademarks, service marks, brand names and corporate names of Seller and its subsidiaries set forth on Schedule 5.13 or any contraction thereof (the "Names") in any manner without prior written consent from the Seller except that the Buyer may, to the extent that such Names are used by the Morse Division on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials or appear on Inventory at the Closing, use such materials or sell such Inventory after the Closing Date for a period of six (6) months without altering or modifying such materials or Inventory, or removing such Names.



         5.14 Receipt of Cash. If, following the Closing Date, Seller receives any cash payments properly relating to the Morse Division and which would have been included among the Assets, such payments will be promptly forwarded and remitted to the Buyer.


                                   ARTICLE VI

               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         The obligations of Buyer to purchase the Assets and assume the Liabilities and to proceed with the Closing are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions:

         6.01 Representations and Covenants. The representations and warranties of Seller made herein or in any agreement, instrument or document called for hereunder shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that are qualified by materiality, in which case they shall be true and correct in all respects. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to the Closing Date.

         6.02 Delivery of Documents and Assets. Seller shall have executed and delivered to Buyer all agreements and instruments and delivered all documents required to be delivered by Seller to Buyer pursuant to Section 8.02. The Assets conveyed at Closing shall include the Shares and the Seller's interests in the Affiliates.

         6.03 Legal Proceedings. No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate the transactions contemplated by this Agreement (but not including an action or proceeding instituted or threatened by Buyer).

                                   ARTICLE VII

              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

         The obligation of Seller to sell, transfer, convey and deliver the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following conditions:

         7.01 Representations and Covenants. The representations and warranties of Buyer and Parent made in this Agreement or in any agreement, instrument or document called for hereunder shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Buyer and Parent shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer and Parent prior to the Closing Date.

         7.02 Delivery of Documents. Buyer shall have delivered to Seller the Purchase Price, assumed the Liabilities and delivered all agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 8.03.

         7.03 Legal Proceedings. No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) that might restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller.

                                  ARTICLE VIII

                                   THE CLOSING

         8.01 Closing. Unless otherwise agreed by the parties hereto, the Closing shall be held at 10:00 A.M. local time on the later of (i) the third Business Day following notification of termination of the waiting period under the HSR Act and (ii) the date the Seller's interests in the non-U.S. Subsidiaries and Affiliates are transferable to Buyer under their terms (but in no event more than 90 days after (i)) at the offices of Hogan & Hartson L.L.P. in Baltimore, MD or at such other time and place as the parties may agree.

         8.02 Delivery by Seller. At or before the Closing, Seller shall deliver to Buyer the following agreements and instruments, dated as of the Closing Date:

                  (a)      the Assumption Agreement;

                  (b)      the Assignment of Contracts;

                  (c)      the Assignment of Leases;

                  (d)      Intellectual Property Assignment;

                  (e) Certificates representing the Shares, accompanied by duly executed stock powers in proper form for transfer; provided, however, if Closing occurs prior to January 21, 2001, at Buyer's request, Seller will defer transfer of certain of the Shares until January 21, 2001;

                  (f)      the Bill of Sale;

                  (g) certificate of the Secretary of Seller certifying as to the resolutions authorizing this Agreement and the transactions contemplated hereby;

                  (h) articles of organization, corporate records and minute books of each Subsidiary, certified as of the most recent date practicable; and

                  (i) certificate of the Chief Executive Officer and Chief Financial Officer of Seller as to
Seller's satisfaction of the conditions specified in Section 6.01 and 6.03;

                  (j) the consents, approvals or authorizations set forth in Schedule 3.02;

                  (k) such other agreements, instruments or documents as Buyer may reasonably request as are necessary to vest in Buyer all of Seller's title to the Assets.

         8.03 Delivery by Buyer. At or before the Closing, Buyer shall deliver to Seller the following:


         (a) Purchase Price. The Purchase Price in the amount and manner set forth in Section 2.04.


        (b) Agreements and Instruments. The following agreements and instruments, dated as of the Closing Date:

                           (i)      Assumption Agreement;

                           (ii)     certificates of the Secretaries of Buyer
and Parent certifying as to the resolutions authorizing this Agreement and the transactions contemplated hereby; and

                           (iii)    such other instruments or documents as
 Seller may reasonably request as arenecessary to assure the assumption by Buyer of all of the Liabilities assumed by
Buyer pursuant to this Agreement and the transactions contemplated hereunder.


                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

         9.01 Survival Periods. Except for the representations and warranties set forth in Section 3.01, 3.04(a), the first sentence of 3.07(a) and 3.09 which shall survive for eighteen (18) months following the Closing Date, the representations and warranties of the parties contained in this Agreement shall not survive the Closing Date. The covenants contained herein shall survive the Closing indefinitely (or such earlier period as is provided therein).

         9.02 Indemnification by Seller. Subject to the limitations set forth herein, Seller hereby agrees from and after the Closing Date to indemnify, defend and hold harmless Buyer and Parent ("Buyer Indemnitees") from and against all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and attorneys' fees and disbursements (collectively, "Losses"), asserted against, imposed upon or incurred by the Buyer Indemnitees, directly or indirectly, by reason of or resulting from (a) the Excluded Liabilities and (b) any breach by the Seller of the covenants, representations, warranties made by Seller in this Agreement. Notwithstanding any other provision of this Agreement,
(i) any claim for indemnity or reimbursement  under this Section 9.02 or Section
9.05 (except for Losses from Excluded Liabilities) must be made in writing within 18 months after Closing, and shall only be made after a Loss or Shared Environmental Cost (as defined below) has been actually realized or incurred or an event has occurred or a condition discovered that is reasonably likely to result in a Shared Environmental Cost or Loss, (ii) the maximum aggregate liability of the Seller under Sections 9.02, 9.05 and all other matters hereunder (other than Excluded Liabilities and the covenants set forth in Sections 2.01(a), 2.05, 5.04, 5.08, 5.10, 5.14 and 9.02 (the "Excluded
Covenants") shall not exceed $7.2 million, and (iii) Seller shall only be liable for Losses, Shared Environmental Costs and all other matters hereunder (other than Excluded Liabilities and the Excluded Covenants) to the extent that such Losses, Shared Environmental Costs and other matters (other than Excluded Liabilities and the Excluded Covenants), in the aggregate, exceed $1 million.

         9.03 Indemnification by Buyer. Buyer hereby agrees from and after the Closing Date to indemnify, defend and hold harmless Seller from and against all Losses asserted against, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from (a) the Liabilities, (b) the business and operations of the Morse Division, including the litigation described on
Schedule 3.03, attached hereto, whether they are the result of events occurring prior to or following Closing; and (c) any noncompliance by Buyer with any covenants, agreements or undertakings of Buyer contained in or made pursuant to this Agreement, or any agreements or instruments contemplated hereby.

         9.04  Conditions of  Indemnification.  Except as otherwise  provided in
Section 5.10 and Section 9.05, the obligations and liabilities of each party hereunder with respect to its indemnity and reimbursement obligations pursuant to this Article IX, resulting from any claim (hereinafter called collectively, "Claims"), shall be subject to the following terms and conditions:

                  (a) The indemnifying party shall have the right to undertake at its sole expense, by counsel of its own choosing, the defense of such Claim and the indemnified party shall fully cooperate with and provide all requested information to the indemnifying party in its defense of such Claim.

                  (b) In the event that the indemnifying party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the other party shall fail to defend, the indemnified party (upon notice to the other party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the other party.

                  (c) Anything in this Article IX to the contrary notwithstanding, (i) if there is a reasonable probability in indemnified party's judgment, that a Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Claim, (ii) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim, and
(iii) in the event that the indemnifying party undertakes defense of any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with, and be provided reasonable access to all relevant information within the possession of, the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party.

         9.05     Reimbursement of Shared Environmental Costs.

                  (a) Subject to the limitations set forth in the second sentence of Section 9.02, Seller hereby agrees, from and after the Closing Date, to reimburse Buyer for 60% of (i) all reasonable costs and expenses incurred by Buyer and paid to third parties in conducting any investigation, sampling, analysis or monitoring ordered by any Governmental Authority or specifically required by Environmental Law (other than investigation, sampling, analysis or monitoring required by any environmental permit or in the ordinary course of the Morse Division's business as currently conducted) and any clean-up conducted as a result thereof (collectively, "Clean-up") in response to the release of Hazardous Substances at, on, or under the Real Property prior to the Closing Date, and (ii) all fines assessed against Buyer to the extent arising from the Morse Division's violations of Environmental Law prior to the Closing Date, such costs, expenses, and fines hereinafter referred to as "Shared Environmental Costs."

                  (b) Shared Environmental Costs shall not include any costs and expenses (i) incurred in performing any investigation, sampling, or monitoring that is not required by a Governmental Authority in accordance with Environmental Law, (ii) that are not paid to third parties, and (iii) incurred when Buyer does not own at least a 50% interest in the Real Property or a lease of the Real Property or Buyer does not own at least a 50% interest in an Affiliate who owns at least a 50% interest in the Real Property or a lease of the Real Property.

                  (c) Buyer and Seller agree to cooperate in connection with any Shared Environmental Costs subject to reimbursement under this Section. Buyer shall not agree to incur, and shall not incur, any Shared Environmental Costs without consulting with Seller in good faith beforehand, unless time for such consultation would cause Buyer to violate any Environmental Law or any requirement of any Governmental Authority. Buyer shall minimize Shared Environmental Costs to the maximum extent practicable without unreasonably interfering with the operations of the Morse Division as they are currently conducted.

                  (d) Buyer shall promptly notify Seller upon discovering any information relating to Hazardous Substances released at, on, or under the Real Property or violations of Environmental Law committed by the Morse Division prior to the Closing Date, shall consult with Seller prior to disclosing such information to any Governmental Authority, and shall promptly provide to Seller copies of all reports, assessments, audits, technical data correspondence or other documents relating to the foregoing. Buyer shall provide Seller and its representatives with reasonable access to the Real Property, including the right to take split samples in connection with any Clean-up. Buyer and Seller agree that they each shall maintain in strict confidence any information concerning Shared Environmental Costs, except to the extent that disclosure to third parties is required by law or as both parties jointly agree in writing or to the extent such information must be provided to either parties' insurers or financial, legal or environmental advisors or financing sources. If any law requires any party to disclose such information, such party will promptly notify the other party and will give such party a reasonable opportunity to review and comment in advance upon the content and timing of any such disclosure.

                  (e) Buyer and Seller  agree that any  Clean-up for which Buyer seeks reimbursement under this section shall be (i) undertaken in the most commercially reasonable manner under the circumstances that will not unreasonably interfere with the operations of the Morse Division as currently conducted and based upon the understanding that the Real Property will continue to be used for industrial purposes; (ii) shall not exceed the least stringent requirements of Environmental Law or any clean-up standards set forth, established, published, or promulgated under, pursuant to, or by an
Environmental Law or Governmental Authority having jurisdiction over such Clean-up, as of the date of such Clean-up, (iii) shall be conducted in compliance with all Environmental Laws, and (iv) shall be performed by qualified professionals carrying commercially reasonable insurance naming Buyer and Seller as additional insureds. To the extent necessary to achieve the purposes set forth in (e)(i), Buyer shall agree to a deed restriction or other institutional controls at the Real Property to the extent it has authority to do so, provided that such restriction or controls shall not restrict or limit the industrial activities currently being conducted at such Real Property. Buyer agrees that it shall, in good faith, to the extent it has authority to do so, seek to enter, when necessary, into an agreement with the Governmental Authority having jurisdiction over the Clean-up, to allow the Buyer to use the most commercially reasonable method that would not unreasonably interfere with the operations of the Morse Division as currently conducted and the least stringent standard in connection with the Cleanup under such circumstance and use.

                  (f) Buyer shall submit any reimbursement requests hereunder to Seller within 45 days of receiving any invoice for or other request for payment of Shared Environmental Costs.

         9.06 Exclusive Remedy. The parties acknowledge and agree that, except in the case of fraud, their sole remedy after the Closing for any breach of any covenant, representation or warranty contained in this Agreement or for any matter arising under Environmental Laws or relating to Hazardous Substances shall be the indemnification and reimbursement provisions set forth in this
Article IX. Buyer, on behalf of itself and its successors and assigns, hereby agrees to waive any and all claims it now has or that it or its successors and assigns may in the future have against Seller pursuant to Environmental Laws or relating to Hazardous Substances, other than as provided in the preceding sentence. Notwithstanding the foregoing, nothing herein shall be construed or interpreted as limiting or impairing the rights or remedies the parties may have as set forth in Article XI hereof.


                                    ARTICLE X

                                   TERMINATION

         If the Closing has not occurred on or before March 31, 2001 either party may, upon written notice to the other party hereto, terminate this Agreement without any further obligation to the other hereunder, provided, that such notice of termination is given prior to the date of the Closing; and provided further, that the party seeking to terminate this Agreement under this Article shall not be in default under this Agreement. Upon termination of this Agreement pursuant to this Article X, this Agreement shall be deemed null, void, and of no further force and effect (except for the provisions of Article XI, which shall survive such termination).

                                   ARTICLE XI

                                    REMEDIES

         11.01 Default by Buyer. If Buyer shall default in the performance of its obligations under this Agreement in any material respect or if, as a result of Buyer's action or failure to act, the conditions precedent to Seller's obligation to close specified in Article VII are not satisfied, and for such reason or reasons the transactions contemplated by this Agreement are not consummated, and provided that Seller shall not then be in default in the performance of Seller's obligations hereunder, Seller shall be entitled, at Seller's sole option, by written notice to Buyer, (a) to require Buyer to consummate and specifically perform the purchase in accordance with the terms of this Agreement, if necessary through injunction or other court order or process; or (b) to terminate this Agreement.

         11.02 Default by Seller. If Seller shall default in the performance of Seller's obligations under this Agreement in any material respect, or if, as a result of Seller's action or failure to act, the conditions precedent to Buyer's obligation to close specified in Article VI are not satisfied and for such reason or reasons the transactions contemplated by this Agreement are not consummated, and provided that Buyer shall not then be in default in any material respect in the performance of Buyer's obligations hereunder, Buyer shall be entitled, at Buyer's sole option, by written notice to Seller, (a) to require Seller to consummate and specifically perform the sale in accordance with the terms of this Agreement, if necessary through injunction or other court order or process; or (b) to terminate this Agreement.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.01 Additional Actions and Documents. Each of the parties hereto agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and obtain such consents and approvals, as may be necessary or reasonably requested in connection with the consummation of the purchase and sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement.

         12.02 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. Notwithstanding the foregoing, Buyer shall pay all costs of conveyances, all notary fees, and all sales, stamp, documentary, transfer, and recording taxes and fees applicable to the transactions contemplated by this Agreement and the instruments and documents called for hereunder.

         12.03 Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by overnight courier), or transmitted by facsimile addressed as follows:

                           (i)      If to Parent:

                           Teleflex Incorporated
                           630 West Germantown Pike, Suite 450
                           Plymouth Meeting, PA  19462
                           Attention:  Steven K. Chance, Esquire
                           Fax:  610-834-1029

                  with copies (which shall not constitute notice) to:

                           Dechert
                           4000 Bell Atlantic Tower
                           1717 Arch Street
                           Philadelphia, PA  19103
                           Attention:  Christopher G. Karras, Esquire
                           Fax:  215-994-2222

(ii)     If to Buyer:

                           TFX Acquisition Incorporated
                           630 West Germantown Pike, Suite 450
                           Plymouth Meeting, PA  19462
                           Attention:  Steven K. Chance, Esquire
                           Fax:  610-834-1029

                           with copies to:

                           Dechert
                           4000 Bell Atlantic Tower
                           1717 Arch Street
                           Philadelphia, PA  19103
                           Attention:  Christopher G. Karras, Esquire
                           Fax:  215-994-2222

                           (iii)    If to Seller:

                           John Young
                           Imo Industries Inc.
                           Colfax Corporation
                           9211 Forest Hill Avenue
                           Suite 109
                           Richmond, Virginia  23235
                           Fax:  804-560-4076

                  with copies (which shall not constitute notice) to:

                           Thomas O'Brien Colfax Corporation 997 Lenox Drive Suite 111 Lawrenceville, NJ 08648 Fax: 609-896-7633

                                    and

                           Hogan & Hartson L.L.P.
                           111 S. Calvert Street
                           Suite 1600
                           Baltimore, MD  21202
                           Attn.:  Michael J. Silver, Esq.
                           Fax:  410-539-6981

or such other address as the addressee may indicate by written notice.

         Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (the affidavit of messenger or (with respect to a fax) the confirmation sheet being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         12.04 Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         12.05 Arbitration. If any dispute arises under or in connection with this Agreement or the performance or enforcement hereof, it shall be decided finally by an arbitrator in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration. The arbitrator shall be appointed by mutual agreement of the parties hereto. If they cannot agree, then the arbitrator shall be appointed by the American Arbitration Association. An arbitrator appointed by the American Arbitration Association shall be impartial. The arbitration shall take place in the State of Virginia. The decision of the arbitrator shall be conclusively binding upon the parties, final and nonappealable, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. Each party shall pay the fees and expenses of its counsel and its witnesses. The parties shall share equally the fees and expenses of the arbitrator.

         12.06 Benefit and Assignment. Except as hereinafter specifically provided in this Article XII, Buyer shall not assign this Agreement, in whole or in part, whether by operation of law or otherwise without the prior written consent of Seller. Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. Notwithstanding the foregoing, Buyer or any permitted assignee of Buyer may assign this Agreement and any and all rights hereunder, in whole or in part, to any subsidiary of Buyer so long as Buyer unconditionally guarantees performance thereof by the assignee. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for the provisions of Sections 5.05 and 5.06 hereof, no person or entity other than the parties hereto and their respective successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

         12.07 Entire Agreement; Amendment. This Agreement, together with all Appendices and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

         12.08 Severability. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions hereof or of said agreement, document or writing.

         12.09 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of Delaware, excluding the choice of law rules thereof.

         12.10 Signature in Counterparts. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.


         IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.


                                            SELLER

                                            IMO INDUSTRIES INC.


                                            By:
                                                ------------------
                                                  Name:
                                                  Title:


                                            BUYER

                          TFX ACQUISITION INCORPORATED


                                            By:
                                                ----------------
                                                  Name:
                                                  Title:


                                            PARENT

                              TELEFLEX INCORPORATED


                                            By:
                                                --------------------
                                                  Name:
                                                  Title:




                                   Appendix A

                                   Definitions

         "Act" shall have the meaning set forth in Section 4.05.

         "Adjustment Date" shall have the meaning set forth in Section 2.05.

         "Affiliates" means those affiliates of the Seller listed on Schedule 2 hereto.

         "Allocation  Agreement"  shall  have the  meaning  set forth in Section
5.04.

                         "Assets" means all real, personal and mixed assets, rights, benefits and privileges,

both tangible and intangible (including the business of the Morse Division as a "going concern"), wherever located, owned or held by Seller and which are used exclusively or held for use exclusively in the business and operation of the Morse Division. Assets shall include all such assets existing on the date of this Agreement and all such assets acquired between that date and the Closing Date as permitted by this Agreement and shall include, without limitation, all of Seller's right, title and interest in and to the following:

                (a) All furniture, fixtures, furnishings, machinery, equipment, accounts receivable, inventory, supplies, and other property of the Morse Division, including, without limitation, those described in Schedules 3.07(a), 3.07(c) and 3.07(d).

                (b) All leases and subleases, if any, of the Morse Division and any and all amendments, modifications, supplements, renewals, and extensions thereof, together with rents and other benefits of the property, including, without limitation, those described in Schedule 3.07(b).

                (c) All engineering, business and other books, papers, files, customer lists, supplier lists, and records of the Morse Division.

                (d) All of the issued and outstanding Shares of the Subsidiaries held by Seller as described in Schedule 1.

                (e) All of the Shares and other interests held by the Seller in its Affiliates described in Schedule 2.

                (f) All Intellectual Property of the Morse Division, including that described in Schedule 3.06 and all of Seller's direct and indirect right, title and interest in the name "Teleflex."

                (g) All permits of Seller applicable to the Morse Division, to the extent assignable.

                (h) All of Seller's  rights to  indemnification  as set forth in
Article VIII of the Stock Purchase Agreement by and between Echlin Inc. and the Seller dated as of October 13, 1999, subject to all of the terms and limitations provided in such agreement.

                (i) All of Seller's cash lock-box accounts of the Morse Division (excluding the cash in those accounts.)

Notwithstanding the foregoing, there shall be excluded from the Assets and retained by Seller, to the extent in existence at the Closing (i) all cash and cash equivalents held directly by Imo Industries Inc. or in an escrow account for the benefit of Imo Industries Inc. related to the sale of the Hudson facility, (ii) all balances in all bank accounts and short-term cash management accounts maintained by Imo Industries, Inc. and (iii) all rights in and to domestic bank accounts of or maintained by Imo Industries, Inc. (collectively, the "Retained Assets").

                  "Assignment of Contracts" means that certain Assignment of Contracts, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Appendix A.

         "Assignment of Leases" means that certain Assignment of Leases, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Appendix B.


"Assumption Agreement" means that certain Assumption Agreement dated the Closing Date and executed by Buyer and Seller, substantially in the form attached hereto as Appendix C.

"Bill of Sale" means that certain Bill of Sale and Assignment of Assets, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Appendix D.

"Business Day" means any day other than a Saturday, Sunday or a day on which the banks in New York City are authorized or obligated by law or executive order to close.

                         "Buyer Indemnitees" shall have the meaning set forth in
Section 9.02.

                         "Buyer  Plans"  shall  have the  meaning  set  forth in
Section 5.06(b).

                         "Buyer's  Welfare  Plans"  shall have the  meaning  set
forth in Section 5.06(c).

"Cash Adjustment Amount" shall have the meaning specified in Section 2.05.

"Claims" shall have the meaning specified in Section 9.04.

                         "Clean-up"  shall have the meaning set forth in Section
9.05.

                         "Closing" means the closing of the purchase, assignment and sale of the Assets contemplated hereunder.

                         "Closing Date" means the time and date on which the Closing takes place, as established by Section 8.01.

                         "Closing Date Balance Sheet" means the consolidated balance sheet of the Morse Division delivered to Buyer by Seller on the Closing Date prepared on a basis consistent with the September 30, 2000 pro forma balance sheet.

                         "Code" shall mean the Internal Revenue Code of 1986,
as amended.  All citations to the Code,  or the Treasury  Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

         "Confidentiality Agreement" shall have the meaning set forth in Section 5.02(c).

         "Consolidated  Group Tax Liability" shall have the meaning set forth in
Section 5.10(g).

                         "Continuing Employees" shall have the meaning set forth
in Section 5.05.

                         "Election Tax Cost" shall have the meaning set forth in
Section 5.10(f).

                         "Environmental  Laws"  shall have the meaning set forth
in Section 3.14(a).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means (a) any corporation included with Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (b) any trade or business (whether or not incorporated) which is under common control with Seller within the meaning of Section 414(c) of the Code; (c) any member of an affiliated service group of which Seller is a member within the meaning of Section 414(m) of the Code; or (d) any other person or entity treated as an affiliate of Seller under Section 414(o) of the Code.

         "Excluded Covenants" shall have the meaning set forth in Section 9.02.

                         "Excluded Liabilities" shall have the meaning set forth
in Section 2.03.

                         "Governmental Authority" means any government or political subdivision, whether federal,

state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

                         "Hazardous Substances" shall have the meaning specified
in Section 3.14(a).

                         "Hourly   Employees   Plan"   shall  have  the  meaning
specified in Section 5.06(e).

                         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

                         "Intellectual   Property"   shall   have  the   meaning
specified in Section 3.06.

                         "Knowledge" means the actual knowledge of
John Suddarth, President of Morse Division and Gerry Powell,
 Chief Financial Officer, Morse Division.

                         "Laws" means any law, statute, code, ordinance,
regulation or other legally enforceable requirement of any Governmental
Authority.

                         "Liabilities" means the Liabilities to be assumed by
Buyer as described in Section 2.02 and does not include the Excluded
 Liabilities set forth in Section 2.03.

                         "Liens" means any mortgage, lien, option, encumbrance, restriction, pledge, adverse claim, interest, charge or other similar encumbrance.

                         "Losses"  shall have the  meaning  set forth in Section
9.02.

                         "Material  Equipment"  shall have the meaning set forth
in Section 3.07(d).

                         "Names"  shall  have the  meaning  set forth in Section
5.13.

                         "Net Worth" shall have the meaning set forth in Section
2.05(b)(ii).

                         "PCBs"  shall  have the  meaning  set forth in  Section
3.14(a).

                         "Permits" means any license, permit, authorization, grant, approval, franchise, waiver,

consent, qualification or similar document or authority issued or granted by any Governmental Authority.

                         "Person" means any individual, sole proprietorship,
partnership, corporation, limited

liability company, joint venture, unincorporated society or association, trust or other entity or Governmental Authority.

                         "Preliminary   Allocation"   shall  have  the   meaning
specified in Section 5.04.

                         "Purchase  Price"  shall have the meaning  specified in
Section 2.04.

                         "Real Property" means all of the Sellers' and
Subsidiaries' real property and interests

in real property, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights of way, all buildings and other improvements thereon, and other real property interests exclusively used in the business or operations of the Morse Division as of the date of this Agreement, together with any additions thereto between the date of this Agreement and the Closing Date.

                         "Savings  Plan"  shall  have the  meaning  set forth in
Section 5.06(d).

                         "Section  338(h)(10)  Election"  shall have the meaning
set forth in Section 5.10(f).

                         "Seller Welfare Plans" shall have the meaning set forth
in Section 5.06(c).

                         "Seller's Benefit  Arrangements" shall have the meaning
set forth in Section 3.10(a).

                         "Seller's  Contracts"  shall have the meaning set forth
in Section 3.11.

                         "Seller's ERISA Plans" shall have the meaning set forth
in Section 3.10(a).

                         "Shared Environmental Costs" shall have the meaning set
forth in Section 9.05(a).

                         "Shares" means all of the securities owned, by Seller whether or not certificated, and all other rights and interest of Sellers, direct or indirect, in the Subsidiaries set forth on Schedule 1 and all of the securities owned by Seller, directly or indirectly, by Seller whether or not certificated, and all other rights and interest of Seller, direct or indirect, in the Affiliates set forth on Schedule 2, all of which are to be transferred pursuant to this Agreement.

                         "Sierra"  shall have the  meaning  set forth in Section
3.14(c).

                         "Straddle  Period"  shall have the meaning set forth in
Section 5.10(b).

                         "Subsidiaries" means those wholly owned subsidiaries of
the Seller listed on Schedule 1.

                         "Tax or Taxes" means any domestic or foreign federal, state or local income, franchise,

business, occupation, sales/use, manufacturer's excise, payroll, withholding, Federal Insurance Contributions Act and employment and unemployment taxes, value added taxes, personal and real property taxes and all other taxes or charges (including all interest and penalties) measured, assessed, levied, imposed or collected by any Governmental Authority.

                         "Tax Returns" means all tax returns (including
information returns) and reports that are or were required to be filed by, or with respect to, the Morse Division or its income, properties or operations.

                         "Taxing Authority" shall mean the United States or any state, county, local or foreign government or subdivision or agency thereof.

                         "Transition Agreement" shall have the meaning set forth
on Schedule 5.06(a).



         All references to Sections, Appendices and Schedules are to Sections of and Appendices and Schedules to this Agreement.




                                LIST OF SCHEDULES

Schedule 1                Imo Industries Inc. Subsidiaries Included In Morse
                          Controls Division
Schedule 2                Imo Industries Inc. Affiliates Included In Morse
                          Controls Division
Schedule 2.03(b)          Capital Lease to be Assumed
Schedule 2.05(b)          Pro Forma Balance Sheet dated September 30, 2000
Schedule 3.02             Authorization
Schedule 3.03             Litigation; Compliance with Law
Schedule 3.04             Shares Subject to Right of First Refusal
Schedule 3.05             Financial Statements and Condition
Schedule 3.06             Intellectual Property; Licenses
Schedule 3.07(a)          Assets
Schedule 3.07(b)          Real Property
Schedule 3.07(c)          Leases
Schedule 3.07(d)          Material Equipment
Schedule 3.08             Conflicts
Schedule 3.09             Taxes
Schedule 3.10             Seller's ERISA Plans and Seller's Benefit Arrangements
Schedule 3.11             Seller and Subsidiary Contracts
Schedule 3.12             Material Changes
Schedule 3.14(a)          Permits
Schedule 3.14(c)          Environmental Matters
Schedule 3.15             Morse Division Employees
Schedule 3.16             Bank Accounts
Schedule 5.01             Interim Operations of the Morse Division
Schedule 5.06(a)          Seller's Obligations Under Transition Agreements
Schedule 5.06(g)          2000 Bonus Plan
Schedule 5.13             Morse Division Business Names





                                   Schedule 1

                        IMO INDUSTRIES INC. SUBSIDIARIES
                       INCLUDED IN MORSE CONTROLS DIVISION


Date:  12/31/99


                                                      State or Country of
                                                      Incorporation/
Name                                                  Organization

IMO INDUSTRIES (UK) LIMITED                           ENGLAND
     MORSE CONTROLS LIMITED                           ENGLAND
         MORSE CONTROLS AB                            SWEDEN
         RMH CONTROLS LIMITED                         ENGLAND
         MORSE CONTROLS PTY. LTD.                     NEW SOUTH WALES
              MORSE CONTROLS (NZ) LIMITED             NEW ZEALAND
              TELEFLEX-MORSE (N.Z.) LTD.              NEW ZEALAND
         IMO INDUSTRIES PENSION TRUSTEE LIMITED       ENGLAND
         TELEFLEX LIMITED                             ENGLAND
         TELEFLEX MORSE LTD.                          ENGLAND
     IMO INDUSTRIES LIMITED                           ENGLAND
IMO INDUSTRIES GmbH                                   GERMANY
MORSE CONTROLS SARL                                   FRANCE
MORSE CONTROLS S.L.                                   SPAIN
IMO INDUSTRIES PTE LTD                                SINGAPORE
SIERRA INTERNATIONAL INC.                             ILLINOIS

                                   Schedule 2

                         IMO INDUSTRIES INC. AFFILIATES
                       INCLUDED IN MORSE CONTROLS DIVISION


                                                      State or Country of
                                                      Incorporation/
                                                      Organization
Name

SHANGHAI DONG FENG MORSE CONTROL CABLE CO., LTD.      CHINA (1)
NHK MORSE CO., LTD.                                   JAPAN (1)
     NHK JABSCO CO., LTD.                             JAPAN (2)



-------------------------------

(1)      50%  owned by Imo Industries Inc.
(2)      50%  owned by NHK Morse Co., Ltd.